EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of September 3, 2009, by and between Cavico Corp ("Cavico"), of 17011 Beach Blvd, Suite 1230, Huntington Beach, California, 92647 and June Kim ("Employee").

WHEREAS, Cavico wishes to employ the Employee as Chief Financial Officer of Cavico pursuant to an Employment Agreement effective August 25, 2009 (the “Agreement”), upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.  EMPLOYMENT.  Cavico agrees to employ the Employee, and the Employee agrees to be employed by Cavico, for the period stated in Section 13 hereof and upon the other terms and conditions herein provided.  The Employee shall serve as Chief Financial Officer of Cavico.  The Employee shall be responsible for such duties as are commensurate with her office and shall report to the Chief Executive Officer of Cavico, who shall have the power to expand the Employee’s duties, responsibilities and authority.

2.  BEST EFFORTS OF EMPLOYEE.  Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Cavico.  Such duties shall be provided at such place(s) as the needs, business, or opportunities of Cavico may require from time to time.

3.  COMPENSATION OF EMPLOYEE.  As compensation for the services provided by Employee under this Agreement, Cavico will pay Employee an annual salary of $123,600.00 payable monthly on the first (1st) day and fifteenth (15th) day of each month.  Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Employee has not yet been paid, and for any commission earned in accordance with Cavico's customary procedures, if applicable.  Accrued vacation will be paid in accordance with state law and Cavico's customary procedures.  This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

Additional to above mentioned compensation, Employee may be entitled to Cavico’s bonus and/or stock award plan conditioning on the board of directors’ approval.

4.  EXPENSE REIMBURSEMENT.  Cavico will reimburse Employee for "out-of-pocket" expenses incurred by Employee in accordance with Cavico's policies in effect from time to time.

5.  CONFIDENTIALITY.  The Employee shall not at any time, whether before or after the termination of this Agreement, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of Cavico or any subsidiary thereof) any knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, or research or development work of Cavico or any subsidiary thereof, or with respect to any other confidential or secret aspect of the business of Cavico or any subsidiary thereof.

6.  UNAUTHORIZED DISCLOSURE OF INFORMATION.  If it appears that Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, Cavico shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.  Cavico shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

7.  CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT.  (a)  For a period of one year after the termination of this Agreement, the Employee shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any business similar to or in competition (direct or indirect) with Cavico.  If any court construes the covenant in this Section 7 or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable.  This paragraph 9(b) shall not apply to Employee’s ownership of less than 5% of the stock of a corporation whose stock is traded on a nationally recognized stock exchange.

(b)  The covenants set forth in this Section 7 shall be deemed separable and the invalidity of any covenant shall not affect the validity or enforceability of any other covenant.  If any period of time or limitation of geographical area stated in Section 7(a) is longer or greater than the maximum period or geographical area permitted by law, then the period of time or geographical area stated therein shall be deemed to be such maximum permissible period of time or geographical area, as the case may be.  All parties recognize that the foregoing covenants are a prime consideration for Cavico to enter into this Agreement and that Cavico's remedies at law for damages in the event of any breach shall be inadequate.  In the event that there is a breach of any of the foregoing covenants, Cavico shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance of any such covenants by the Employee or to enjoin the Employee from performing acts in breach of any such covenant.

8.  VACATION.  Employee shall be entitled to 14 of paid vacation for each completed year of employment.  Such vacation must be taken at a time mutually convenient to Cavico and Employee, and must be approved by Cavico.  Requests for vacation shall be submitted to Employee's immediate supervisor 14 days in advance of the requested beginning date.

The provisions of this Section 8 are subject to change in accordance with Cavico policies in effect from time to time.

9.  SICK LEAVE.  Employee shall be entitled to 6 day(s) paid time, due to illness or for personal business, for each year of employment, with the year to be measured using Employee's starting date as the point of beginning.  Sick leave may not be accumulated from year to year.

All requests for sick days off shall be made by Employee in accordance with Cavico policies in effect from time to time. The provisions of this Section 9 are subject to change in accordance with Cavico policies in effect from time to time.

10.  PERSONAL LEAVE.  Employee shall be entitled to 6 day(s) unpaid time, for personal business or due to illness, for each year of employment, with the year to be measured using Employee's starting date as the point of beginning. Personal leave benefits may not be converted into cash compensation. Employee's rights to unused personal leave benefits shall be forfeited upon termination of employment. Personal leave may not be accumulated from year to year; unused benefits shall be forfeited.

All requests for personal days off shall be made by Employee in accordance with Cavico policies in effect from time to time.

The provisions of this Section 10 are subject to change in accordance with Cavico policies in effect from time to time.

11.  HOLIDAYS.  Employee shall be entitled to the following holidays with pay during each calendar year:

- New Year's Day

- Memorial Day

- 4th of July

- Labor Day

- Thanksgiving Day

- Christmas Day

The provisions of this Section 11 are subject to change in accordance with Cavico policies in effect from time to time.

12.  INSURANCE BENEFITS.  Employee will be entitled to participate in all benefit plans provided to senior executives of Cavico

13.  TERM/TERMINATION.  Employee's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by Cavico upon 30 days written notice, and by Employee upon 30 days written notice. If Employee is in violation of this Agreement, Cavico may terminate employment without notice and with compensation to Employee only to the date of such termination. The compensation paid under this Agreement shall be Employee's exclusive remedy.

14.  TERMINATION FOR DISABILITY.  Cavico shall have the option to terminate this Agreement, if Employee becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Cavico shall exercise this option by giving 30 days written notice to Employee.

15.  COMPLIANCE WITH EMPLOYER'S RULES.  Employee agrees to comply with all of the rules and regulations of Cavico.

16.  RETURN OF PROPERTY.  Upon termination of this Agreement, Employee shall deliver to Cavico all property which is Cavico's property or related to Cavico's business

(including keys, records, notes, data, memoranda, models, and equipment) that is in Employee's possession or under Employee's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Employee.

17.  NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Cavico Corp

Bui Quang Ha

CEO & Chairman

17011 Beach Blvd, Suite 1230

Huntington Beach, California 92647

Employee:

June Kim

4902 Seapine Circle,

Huntington Beach, CA 92649

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

18.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties.

19.  AMENDMENT.  This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

20.  SEVERABILITY.  If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

21.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of California.

EMPLOYER:

Cavico Corp

By:

___________________________________

Date:  ___September 3, 2009_________

Bui Quang Ha

CEO & Chairman

AGREED TO AND ACCEPTED.

EMPLOYEE:

__________________________________

Date:  __ September 3, 2009________

June Kim